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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------



                               PALWEB CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)




          OKLAHOMA                                               75-1984048
-------------------------------                               ----------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)


     1607 WEST COMMERCE STREET
           DALLAS, TEXAS                                           75208
----------------------------------------                         ----------
(Address of Principal Executive Offices)                         (Zip Code)



                     STOCK OPTION PLAN OF PALWEB CORPORATION
                     ---------------------------------------
                            (Full title of the plan)

                   CROWE & DUNLEVY, A PROFESSIONAL CORPORATION
                                20 NORTH BROADWAY
                             1800 MID-AMERICA TOWER
                          OKLAHOMA CITY, OKLAHOMA 73102
                          ATTENTION: MICHAEL M. STEWART
                     ---------------------------------------
                     (Name and address of agent for service)


                                 (405) 235-7700
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                    PROPOSED               PROPOSED          AMOUNT OF
TITLE OF SECURITIES                          AMOUNT TO BE       MAXIMUM OFFERING      MAXIMUM AGGREGATE     REGISTRATION
TO BE REGISTERED                             REGISTERED(1)     PRICE PER SHARE(1)     OFFERING PRICE(1)         FEE
-----------------------------------------   ---------------   --------------------   -------------------   --------------
Common Stock, par value $0.0001 per share      2,000,000            $2.8248              $5,649,600.00         $519.76
=========================================================================================================================

(1) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. A total of 2,000,000 shares, adjusted for the Registrant's 1 for 50 reverse stock split effective June 25, 2002, described below (the "Reverse Split"), have been reserved under the Registrant's Stock Option Plan, as amended, and are being registered hereby. The proposed maximum aggregate offering price of 880,000 of such shares that are subject to outstanding options has been calculated based on the actual weighted average exercise price of such outstanding options of $2.92 per share, adjusted for the Reverse Split. The proposed maximum aggregate offering price of the remaining 1,120,000 of such shares not subject to outstanding options has been calculated based on the average of the high and low price of the Common Stock as reported on the National Association of Securities Dealers Automatic Quotation National Market System for July 8, 2002, which average price was $2.75 per share.

     This Registration Statement has been filed for the purpose of registering the offer and sale of 2,000,000 shares of Common Stock that may be issued or sold by PalWeb Corporation (the "Company") in connection with its Stock Option Plan, as amended (the "Plan"). Pursuant to the Plan, as adopted and approved by the Company's shareholders, 100,000,000 shares of Common Stock were reserved for issuance in connection with the exercise of options under the Plan. Such number of shares and the corresponding exercise and offering prices referenced herein have been adjusted for the 1 for 50 reverse split of the Company's Common Stock made effective June 25, 2002.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS


ITEM 1.   PLAN INFORMATION.*


ITEM 2.   REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

          *Information required by Items 1 and 2 of Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act"), and the Note to Part I of Form S-8.



                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2001.

          (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since May 31, 2001.

          (3) The description of the Company's Common Stock contained in the Company's Form 8-K12G3 dated May 2, 2002, and filed on May 24, 2002.

ITEM 4.   DESCRIPTION OF SECURITIES.

          Not applicable.


ITEM 5.   INTEREST OF NAMED EXPERTS AND COUNSEL.

          None.


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The Company's Certificate of Incorporation provides that, pursuant to Oklahoma law, its directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its shareholders. The provision in the Certificate of Incorporation does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Oklahoma law. However, such remedies may not be effective in all cases. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, as well as for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Oklahoma law. The provision also does not affect a director's responsibilities under any other law, such as the state or federal securities laws.

          Under Section 1031 of the Oklahoma General Corporation Act, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

          The Company's Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Oklahoma law. The Certificate of Incorporation thus requires the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. However, in the case of a derivative action, an officer or director will not be entitled to indemnification in respect of any claim, issue or matter as to which such person is adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought determines that such person is fairly and reasonably entitled to indemnity for expenses.

          In addition, the Company has entered into Indemnification Agreements with each non-employee director of the Company which require the Company to indemnify such persons against certain liabilities and expenses incurred by any such persons by reason of their status or service as directors of the Company and which set forth procedures that will apply in the event of a claim for indemnification under such agreements. The Indemnification Agreements also require that the Company use commercially reasonable efforts to maintain policies of directors' and officers' liability insurance. The Company believes that these agreements enhance its ability to attract and retain highly qualified directors.

          As of the date of this Registration Statement, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.


ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not applicable.


ITEM 8.   EXHIBITS.

          For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.


ITEM 9.   UNDERTAKINGS.

          (a)  The undersigned registrant hereby undertakes that it will:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) Reflect in the prospectus any facts or events which,
                         individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) Include any additional or changed material information on the plan of distribution.

                    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii)
               of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Company under the Securities Exchange Act of 1934.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 ( the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

               In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.





                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Oklahoma City, State of Oklahoma on June 25, 2002.



                                         PALWEB CORPORATION


                                         By: /s/ Paul A. Kruger
                                             -----------------------------------
                                             Paul A. Kruger
                                             Chairman of the Board and President




          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         NAME                          POSITION                        DATE
         ----                          --------                        ----

/s/ Paul A. Kruger              Chairman of the Board of           June 25, 2002
------------------------        Directors and President
Paul A. Kruger                  (principal executive officer,
                                principal financial officer
                                and principal accounting officer)

/s/ Lyle W. Miller              Vice President, Marketing,         May 29, 2002
------------------------        and Director
Lyle W. Miller


/s/ Warren F. Kruger            Director                           June 25, 2002
------------------------
Warren F. Kruger


/s/ Bryan R. Kirchmer           Director                           May 30, 2002
------------------------
Bryan R. Kirchmer


/s/ Bradley C. Shoup            Director                           June 25, 2002
------------------------
Bradley C. Shoup


/s/ William W. Pritchard        Director                           June 25, 2002
------------------------
William W. Pritchard

                                INDEX TO EXHIBITS
                                -----------------







EXHIBIT
  NO.                                DESCRIPTION
-------                              -----------

  4.1 Instruments Defining the Rights of Security Holders (included in the Company's Form 8-K12G3 dated May 2, 2002, and filed on May 24, 2002, incorporated herein by reference)

  5.1 Opinion of Crowe & Dunlevy, A Professional Corporation, on legality of securities

 23.1           Consent of Hulme Rahhal Henderson, Inc.

 23.4 Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1)

 24.1           Powers of Attorney